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                                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 4                                                 WASHINGTON, D.C. 20549
|_| CHECK THIS BOX IF NO
    LONGER SUBJECT TO SECTION               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    16. FORM 4 OR FORM 5
    OBLIGATIONS MAY            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    CONTINUE.                      Section 17(a) of the Public Utility Holding Company Act of 1935
    SEE INSTRUCTION 1(b).              or Section 30(h) of the Investment Company Act of 1940
(Print or Type Responses)
------------------------------------ ------------------------------------------- ---------------------------------------------------
1. Name and Address of Reporting     2. Issuer Name and Ticker or Trading        6. Relationship of Reporting Person to
   Person*                              Symbol                                      Issuer
                                                                                           (Check all applicable)
   Raytech Corporation Asbestos         Raytech Corporation (RAY)
   Personal Injury Settlement Trust                                                         Director         X   10% Owner
------------------------------------ -------------------------------------------      -----                -----
   (Last)     (First)     (Middle)   3. I.R.S. Indent         4. Statement for               Officer (give        Other (specify
                                        ification Number         Month/Day/Year        ----- title below)   ----- below)
   c/o Meltzer, Lippe, Goldstein &      of Reporting Person,
   Schlissel, LLP,                      if an entity            December 23, 2003     --------------------------
   190 Willis Ave.                      (Voluntary)
------------------------------------ ----------------------- ------------------- ---------------------------------------------------
              (Street)                                       5. If Amendment,    7. Individual or Joint/Group Filing
                                                                Date of Original    (Check Applicable Line)
                                                                (Month/Day/Year)    X   Form filed by One Reporting Person
                                                                                   ---
                                                                                        Form filed by More than One Reporting Person
     Mineola     NY      11501                                                     ---
------------------------------------------------------------------------------------------------------------------------------------
     (City)    (State)   (Zip)               TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1.  Title of Security            2.Trans-  2A.        3.Trans-   4.Securities Acquired  5.Amount of        6.Owner-     7.Nature of
    (Instr. 3)                     action   Deemed      action     (A)or Disposed of      Securities         ship Form:   Indirect
                                   Date     Execution   Code       (D)(Instr.3,4 and 5)   Beneficially       Direct (D)   Beneficial
                                            Date, if    (Instr. 8)                        Owned              or Indirect  Ownership
                                            any                                           Following          (I)
                                                      --------------------------------    Reported
                                  (Month/   (Month/                      (A)              Transaction(s)
                                  Day/Year) Day/Year)  Code  V   Amount  or (D)  Price    (Instr. 3 and 4)   (Instr. 4)   (Instr. 4)
--------------------------------  --------- ---------  ---- ---  ------  -----   ------   -----------------  -----------  ----------
--------------------------------- --------- ---------  ---- ---  ------  -----   ------    ----------------- -----------  ----------

Common Stock                      12-18-02             S         800     D       $7.0375                     D

--------------------------------- --------- ---------  ---- ---  ------  -----   ------    ----------------- -----------  ----------

Common Stock                      12-20-02             S         10,400  D       $7                          D

--------------------------------- --------- ---------  ---- ---  ------  -----   ------    ----------------- -----------  ----------

Common Stock                      12-23-02             S         2,500   D       $7        34,570,732        D

--------------------------------- --------- ---------  ---- ---  ------  -----   ------    ----------------- -----------  ----------


--------------------------------- --------- ---------  ---- ---  ------  -----   ------    ----------------- -----------  ----------


--------------------------------- --------- ---------  ---- ---  ------  -----   ------    ----------------- -----------  ----------

Reminder:  Report on a separate line for each class of securities beneficially          PERSONS WHO RESPOND TO THE COLLECTION OF
           owned directly or indirectly.                                                INFORMATION CONTAINED IN THIS FORM ARE NOT
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).      REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS
                                                                                        A CURRENTLY VALID OMB CONTROL NUMBER.
                                                                                                                              (Over)
                                                                                                                     SEC 1474 (9-02)
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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1.Title of  2.Conver-  3.Trans-  3A.       4.Transac-  5.Number of   6.Date    7.Title and 8.Price   9.Number 10.Owner- 11.Nature
  Deriv-      sion or    action   Deemed     tion        Derivative    Exer-     Amount of   of        of        ship      of
  ative       Excer-     Date     Execution  Code        Securities    cisable   Underlying  Deriv-    Deriv-    Form of   Indirect
  Security    cise       (Month/  Date, if   (Instr. 8)  Acquired      and       Securities  ative     ative     Deriv-    Benefi-
  (Instr.3)   Price of   Day/     any                    (A) or        Expira-   (Instr. 3   Security: Secur-    ative     cial
              Deriva-    Year)    (Month/                Disposed of   tion      and 4)      (Instr.   ities     Security: Owner-
              tive                Day/Year)              (D) (Instr.   Date                  5)        Bene-     Direct    ship
              Security                                   3, 4 and 5)   (Month/                         ficially  (D)       (Instr.
                                                                       Day/Year)                       Owned     or        4)
                                                                                                       Follow-   Indirect
                                                                                                       ing       (I)
                                                                                                       Reported  (Instr. 4)
                                                                                                       Trans-
                                                                                                       action(s)
                                                                                                       (Instr. 4)
                                                                   ------------------------------
                                                                                           Amount
                                                                   Date     Expira-          or
                                           ----------------------- Exer-    tion    Title  Number
                                            Code   V   (A)   (D)   cisable  Date           Shares
----------- ---------  --------- --------  ------ --- ----- -----  -------  ------- ------ ------ ------ -------- --------- --------

----------- ---------  --------- --------  ------ --- ----- -----  -------  ------- ------ ------ ------ -------- --------- --------

----------- ---------  --------- --------  ------ --- ----- -----  -------  ------- ------ ------ ------ -------- --------- --------

----------- ---------  --------- --------  ------ --- ----- -----  -------  ------- ------ ------ ------ -------- --------- --------

----------- ---------  --------- --------  ------ --- ----- -----  -------  ------- ------ ------ ------ -------- --------- --------

----------- ---------  --------- --------  ------ --- ----- -----  -------  ------- ------ ------ ------ -------- --------- --------

----------- ---------  --------- --------  ------ --- ----- -----  -------  ------- ------ ------ ------ -------- --------- --------

----------- ---------  --------- --------  ------ --- ----- -----  -------  ------- ------ ------ ------ -------- --------- --------

----------- ---------  --------- --------  ------ --- ----- -----  -------  ------- ------ ------ ------ -------- --------- --------
Explanation of Responses:
                                                                                  Raytech Corporation Asbestos Personal Injury
                                                                                  Settlement Trust

                                                                                  BY: /S/ RICHARD A. LIPPE           JANUARY 7, 2003
                                                                                  -------------------------------    --------------
**  Intentional misstatements or omissions of facts constitute Federal            **Signature of Reporting Person         Date
    Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).               Richard A. Lippe, Trustee

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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